Exhibit 99.1

Capstone Turbine Announces First Quarter Results

    CHATSWORTH, Calif.--(BUSINESS WIRE)--April 30, 2003--Capstone Turbine Corporation (Nasdaq:CPST) (www.microturbine.com), the world's leading microturbine power systems manufacturer, today reported its results for the quarter ended March 31, 2003.
    Revenue for the quarter was $2.8 million as compared with $4.6 million for the first quarter of 2002. Capstone shipped 1.3 megawatts of power during the first quarter of 2003, compared with 4.7 megawatts during the first quarter of 2002.
    For the first quarter of 2003, Capstone's net loss was $7.6 million, or ($0.09) per share compared to a net loss of $12.0 million or ($0.16) per share during the first quarter of 2002.
    According to interim CEO, Emily Liggett, "We continued to face a soft economic environment, with weakness in our combined heat and power (CHP) markets. In this environment, we are executing our business plan: focusing on building selected vertical markets, lowering maintenance costs and developing targeted new products.
    "While sales during the quarter were low, orders were strong and we entered the second quarter with 7 megawatts of orders scheduled for shipment primarily during the second and third quarters of this year. In April, we shipped 1.6 megawatts of these orders. We are encouraged that installations continued to grow during the first quarter with a net decrease of channel partner inventory. We now believe close to 600 units are available for sale from channel partners compared to up to 700 reported on our last call," said Ms. Liggett.
    Commenting on the Company's progress on its business plan initiatives, Ms. Liggett said, "We made progress on all our initiatives this quarter. As an example, we recently launched a new integrated CHP product built upon our C60 system. The product provides many benefits over our previous offering of separate heat recovery modules. These benefits include reduced total installed cost, increased total system efficiency, greatly reduced floor space needs and electrical and thermal load following flexibility. In addition, we started engine endurance testing of our C200 product during the first quarter. This is an important development gate towards our plans to introduce the C200 in 2004."

    First Quarter Financial Highlights

    Capstone shipped 38 units, comprised of 6 of its 60-kilowatt systems and 32 of its 30-kilowatt systems, in the first quarter of 2003. Product shipments in the quarter resulted in $1.4 million of revenues as compared with $3.8 million of product revenue in the same period a year ago. In the quarter, revenues from the sales of parts, accessories and service were $1.4 million compared with $0.8 million in the same period of the prior year. Included in the quarter's shipments were units sold to the United States Navy, in support of the missile defense program. This shipment and one other accounted for 50% of the sales in the period.
    Gross loss in the quarter was $2.2 million, compared to $3.0 million for the same period in the prior year. The reduction in gross loss was primarily from increased sales of parts, accessories and service, and higher average selling prices of microturbines.
    Research and development ("R&D") costs decreased to $1.0 million in the period, as compared to $1.4 million in the first quarter of 2002. R&D expenses are reported net of contract offsets. These offsets were $1.7 million and $1.3 million in 2003 and 2002, respectively. Therefore, gross research and development expenses were comparable for the two quarters.
    Selling, general and administrative expenses decreased to $4.8 million, compared with $8.4 million in the first quarter of 2002. The decreased expenses between periods were due to several factors including: there was no amortization expense from marketing rights in the first quarter of 2003 compared to $1.3 million in the prior year; second, as a result of a settlement agreement with a professional services firm, $1.1 million of administrative expenses recorded in prior years were reversed in the first quarter of 2003; and third, there was lower spending in 2003.
    Total inventory increased $0.6 million to $16.5 million from year-end. The increase was due to inventory purchases under firm contracts with suppliers.
    As of March 31, 2003, Capstone held approximately $132.6 million in cash and cash equivalents, with no long-term debt. The Company's cash utilization was $7.7 million in the first quarter of 2003, compared to $6.5 million in the first quarter of 2002. The cash usage rate reflected $2.1 million higher cash usage for working capital in the current period.

    Outlook

    As previously announced, the Company will not be providing guidance on anticipated financial results by quarter or for the year. Instead, the Company is providing the following outlook regarding revenue and will continue to communicate its strategies and priorities as well as actual results throughout the year. While outcomes and timing of transactions make a wide range of revenue outcomes possible, at this date, the Company believes revenues for the full year 2003 are likely to be flat to down from the $19.4 million in sales for the year ended December 31, 2002.

    Conference Call

    The Company will host a conference call today, Wednesday, April 30, at 2:00 p.m. Pacific Time, to further review the Company's first quarter results. Access to the live broadcast and a replay of the webcast will be available until May 9th through the Company's web site: www.microturbine.com.

    About Capstone Turbine

    Capstone Turbine Corporation (www.microturbine.com; Nasdaq: CPST) is the world's leading producer of low-emission microturbine systems. In 1998, Capstone was the first to offer commercial power products utilizing microturbine technology, the result of more than ten years of focused research. Capstone Turbine has sold and shipped more than 2,500 commercial production Capstone MicroTurbine systems to customers worldwide. These award-winning systems have logged more than 3.5 million hours of operation.

    This press release contains "forward-looking statements," as that term is used in the federal securities laws, about Capstone's business, with regard to the ability to execute the Company's business plan, deliver expected results for the year, build long-term success, reach profitability, address its market challenges, maintain or strengthen its position as a leading technology, develop new products according to plans, conserve its cash, maintain its business partners, deplete channel partner inventories or its ability to increase installations or build its rate of adoption. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Such factors include, but are not limited to:

    1) Market acceptance and quality of Capstone's technology and products;

    2) Limited operating history characterized by net losses;

    3) The size, timing, shipment and pricing of individual orders;

    4) The ability of Capstone to successfully execute its production and marketing plans;

    5) The ability of Capstone's sales channel partners to provide quality and cost effective solutions for customers;

    6) The Company's ability to develop additional microturbine product releases; and

    7) Other factors detailed in the Company's filings with the Securities and Exchange Commission.

    Capstone cautions readers not to place undue reliance on these statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

    "Capstone Turbine Corp." is a registered trademark of Capstone Turbine Corporation. All other trademarks mentioned in this press release are the property of their respective owners.

                     CAPSTONE TURBINE CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                            March 31,    December 31,
                                               2003          2002
Assets
Current Assets:
 Cash and cash equivalents                 $132,584,000  $140,310,000
 Accounts receivable, net of allowance for
  doubtful accounts and sales returns of
  $414,000 at March 31, 2003 and $194,000
  at December 31, 2002                        3,748,000     4,893,000
 Inventory                                   12,121,000     9,124,000
 Prepaid expenses and other current assets    1,341,000     2,331,000
    Total current assets                    149,794,000   156,658,000
Equipment and Leasehold Improvements:
 Machinery, equipment, and furniture         23,914,000    22,996,000
 Leasehold improvements                       8,480,000     8,480,000
 Molds and tooling                            4,365,000     4,350,000
                                             36,759,000    35,826,000
 Less accumulated depreciation and
  amortization                               16,857,000    15,346,000
    Total equipment and leasehold
     improvements                            19,902,000    20,480,000

Non-current portion of Inventory              4,412,000     6,784,000
Deposits on Fixed Assets                         73,000       708,000
Other Assets                                    505,000       532,000
Intangible Assets, Net                        1,961,000     2,029,000
    Total                                  $176,647,000  $187,191,000

Liabilities and Stockholders' Equity
Current Liabilities:
 Accounts payable                            $2,156,000    $4,321,000
 Accrued salaries and wages                   1,472,000     2,088,000
 Other accrued liabilities                    1,117,000     1,132,000
 Accrued warranty reserve                     6,657,000     6,913,000
 Deferred revenue                             1,253,000       734,000
 Current portion of capital lease
  obligations                                 1,411,000     1,522,000
    Total current liabilities                14,066,000    16,710,000

Long-Term Portion of Capital Lease
 Obligations                                    736,000       974,000

Other Long-Term Liabilities                   1,277,000     1,325,000

Commitments and Contingencies                        --            --

Stockholders' Equity:
  Common stock, $.001 par value;
   415,000,000 shares authorized;
   81,700,735 shares issued and 81,248,782
   shares outstanding at March 31, 2003;
   81,635,035 shares issued and 81,437,822
   shares outstanding at December 31, 2002       82,000        82,000
 Additional paid-in capital                 527,188,000   526,952,000
 Accumulated deficit                       (366,281,000) (358,646,000)
  Less Treasury stock, at cost; 451,953
   shares at March 31, 2003; 197,213 shares
   at December 31, 2002                        (421,000)     (206,000)
  Total stockholders' equity                160,568,000   168,182,000
  Total                                    $176,647,000  $187,191,000


                     CAPSTONE TURBINE CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                                                Three Months Ended
                                                     March 31,
                                                 2003          2002

Revenues                                     $2,782,000    $4,591,000
Cost of Goods Sold                            4,956,000     7,549,000
Gross Loss                                   (2,174,000)   (2,958,000)
Operating Costs and Expenses:
  Research and development                    1,006,000     1,439,000
  Selling, general and administrative         4,821,000     8,360,000
     Total operating costs and expenses       5,827,000     9,799,000
Loss from operations                         (8,001,000)  (12,757,000)
Interest Income                                 439,000       823,000
Interest Expense                                (73,000)     (115,000)
Other Income                                      2,000        21,000
Loss Before Income Taxes                     (7,633,000)  (12,028,000)
Provision for Income Taxes                        2,000         2,000
Net Loss                                    $(7,635,000) $(12,030,000)
Weighted Average Common Shares Outstanding   81,410,614    77,387,574
Net Loss Per Share of Common Stock -- Basic
 and Diluted                                     $(0.09)       $(0.16)


                     CAPSTONE TURBINE CORPORATION
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)

                                                 Three Months Ended
                                                      March 31,
                                                 2003          2002
Cash Flows from Operating Activities:
  Net loss                                  $(7,635,000) $(12,030,000)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
     Depreciation and amortization            1,573,000     3,083,000
     Non-cash reversal of administrative
      expenses                               (1,099,000)           --
     Provision for doubtful accounts            220,000       125,000
     Inventory write-down                       243,000       472,000
     Provision for warranty expenses            385,000       847,000
     Loss on disposal of fixed assets                --        37,000
     Non-employee stock-based compensation        4,000            --
     Employee and director stock-based
      compensation                              210,000       265,000
     Changes in operating assets and
      liabilities:
       Accounts receivable                      925,000     2,740,000
       Inventory                               (868,000)      941,000
       Prepaid expenses and other assets        990,000      (275,000)
       Accounts payable                      (1,066,000)     (713,000)
       Accrued salaries and wages              (625,000)     (152,000)
       Other accrued liabilities                (54,000)     (823,000)
       Accrued warranty reserve                (641,000)     (308,000)
       Deferred revenue                         519,000       (84,000)
         Net cash used in operating
          activities                         (6,919,000)   (5,875,000)
Cash Flows from Investing Activities:
  Acquisition of and deposits on fixed
   assets                                      (271,000)     (394,000)
         Net cash used in investing
          activities                           (271,000)     (394,000)
Cash Flows from Financing Activities:
  Purchase of treasury stock                   (215,000)           --
  Repayment of capital lease obligations       (343,000)     (315,000)
  Exercise of stock options                      22,000        80,000
         Net cash used in financing
          activities                           (536,000)     (235,000)
  Net Decrease in Cash and Cash Equivalents  (7,726,000)   (6,504,000)
  Cash and Cash Equivalents, Beginning of
   Period                                   140,310,000   170,868,000
  Cash and Cash Equivalents, End of Period $132,584,000 $164,364,000 Supplemental Disclosures of Cash Flow
 Information:
  Cash paid during the period for:
     Interest                                   $73,000      $115,000
     Income taxes                                $2,000        $2,000

    CONTACT: Capstone Turbine Corporation
             Wade Welch, 818/734-5555 (Investor Media)
             Keith Field, 818/734-5465 (General Media)